Execution Copy

ASSET PURCHASE AGREEMENT

by and among

INTERSECTIONS INC.,
a Delaware corporation,

CAPTIRA ANALYTICAL, LLC,
a Delaware limited liability company,

HIDE N' SEEK, LLC,
an Idaho limited liability company
d/b/a Captira Analytical

and

CERTAIN MEMBERS OF THE SELLER

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT
   ARTICLE I
    1.1 Assets
    1.2 Excluded Assets
    1.3 Assumption of Liabilities
    1.4 Excluded Liabilities
   ARTICLE II
     2.1   Place and Date
     2.2   Purchase Price
     2.3   Contingent Consideration
     2.4   Procedure at Closing
   ARTICLE III
     3.1   Representations and Warranties of the Seller
       3.1.1     Authorization, etc.
       3.1.2     Corporate Status
       3.1.3     No Conflicts, etc.
       3.1.4     Capitalization
       3.1.5     Financial Statements
       3.1.6     Absence of Undisclosed Liabilities
       3.1.7     Taxes
       3.1.8     Legal Proceedings
       3.1.9     Compliance with Laws; Governmental Approvals
       3.1.10   Operation of the Business; Adverse Changes
       3.1.11   Assets
       3.1.12   Contracts
       3.1.13   Subsidiaries
       3.1.14   Customers; Suppliers
       3.1.15   Real Property
       3.1.16   Absence of Certain Business Practices
       3.1.17   Intellectual Property
       3.1.18   Employees, Labor Matters, etc.
       3.1.19   Employee Benefit. Plans and Related Matters
       3.1.20   Intentionally Omitted
       3.1.21   Notes; Accounts Receivable
       3.1.22   Intentionally Omitted
       3.1.23   Brokers, Finders, etc.
       3.1.24   Insurance
     3.2   Representations and Warranties of the Buyer and the Parent
       3.2.1     Authorization, etc.
       3.2.2     Corporate Status
       3.2.3     Consents
       3.2.4     Litigation
       3.2.5     Brokers, Finders, etc.
   ARTICLE IV
     4.1   Access and Information
     4.2   Conduct of Business
     4.3   Covenant of a Smooth Transition
     4.4   Secured Loan Agreement
     4.5   Intentionally Omitted
     4.6   Employee Benefit Matters
     4.7   Approvals of Third Parties
     4.8   Employment of Certain Employees
     4.9   Waiver of Bulk Sales Compliance
     4.10      Confidentiality
       4.10.1   Buyer
       4.10.2   Seller
     4.11      Notification of Certain Matters
     4.12      Corporate Existence
     4.13      Actions After the Closing
     4.14      WARN Act
     4.15      Allocation of Purchase Price
     4.16      Taxes
     4.17      Public Disclosure
   ARTICLE V
     5.1   General Conditions
     5.2   Conditions Precedent to the Seller's Obligations
     5.3   Conditions Precedent to the Buyer's Obligations
   ARTICLE VI
     6.1   The Seller's Obligations at Closing
     6.2   The Seller's Further Assurances
     6.3   The Buyer's Obligations at Closing
   ARTICLE VII
     7.1   By the Seller and the Majority Members
       7.1.1     By the Seller
       7.1.2     By the Seller and the Majority Members
     7.2   Additional Provisions
     7.3   Indemnification Procedures
     7.4   Survival of Representations and Warranties, etc.
     7.5   Set-Off Rights
   ARTICLE VIII
     8.1   Termination
     8.2   Effect of Termination
   ARTICLE IX
     9.1   Definition of Certain Terms
     9.2   Expenses
     9.3   Severability
     9.4   Notices
     9.5   Knowledge
     9.6   Miscellaneous
       9.6.1     Headings
       9.6.2     Entire Agreement
       9.6.3     Counterparts
       9.6.4     Governing Law, etc.
       9.6.5     Binding Effect
       9.6.6     Assignment
       9.6.7     No Third Party Beneficiaries
9.6.8 Amendment; Waivers, etc.	1
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Exhibit A: Exhibit B: Exhibit C: Exhibit D:	Bill of Sale and Assignment and Assumption Agreement Intellectual Property Assignments Employment Agreements for Key Employees Employee Invention Assignment Agreement

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT, dated as of August 7, 2007 (this "Agreement"), by and among Intersections Inc., a Delaware corporation (the "Parent"), Captira Analytical, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent (the "Buyer"), Hide N' Seek, LLC, an Idaho limited liability company d/b/a Captira Analytical (the "Seller"), and the members of the Seller listed on the signature page hereto (the "Majority Members"). Certain capitalized terms in this Agreement are defined in Section 9.1 hereof.

WITNESSETH:

          WHEREAS, the Buyer wishes to purchase or acquire from the Seller, the Seller wishes to sell, assign and transfer to the Buyer, substantially all of the assets and properties used in connection with the entire business of the Seller as such business is presently conducted, as has been conducted in the past and as it is proposed to be conducted in the future (such business, the "Business"), all for the purchase price and the assumption of the liabilities set forth herein, and upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the covenants, representations and warranties made herein, and of the benefits to be derived hereby, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE ASSETS

          1.1 Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire from the Seller, all right, title and interest in and to the assets, properties and other rights (excluding the Excluded Assets) owned or leased by, licensed or used by, the Seller in the operation of the Business (the "Assets") including, without limitation:

               (a)        all accounts, notes and other receivables directly and indirectly relating to the Business;

               (b)        all of the Seller's rights arising under the Contracts listed on Schedule 3.1.12(a) and any other Contracts incidental or necessary to the Business;

               (c)        all of the Seller's ownership or leasehold rights, as the case may be, in the Equipment;

               (d)        Except as provided in Section 1.2, all of the Seller's rights in and to the Purchased Intellectual Property, including, without limitation, trade names and service names, assumed names, marks, copyrights, patents, and all applications and registrations with respect to any of the foregoing, and all rights received pursuant to any assignment of inventions agreements or employment contracts;

               (e)        all of the Seller's intangible assets incidental to or used in conducting the Business;

               (f)        all of the Seller's written or electronic information relating to the Business (including, without limitation, documentation, databases, downloads, product descriptions, vulnerability alerts, interoperability testing, general technical data, partner extranets, customer lists, customer files and other written accounts of the Seller), and other reasonably and specifically requested information, in each case, to the extent transferable;

               (g)        all of the Seller's permits, franchises and licenses necessary or incidental to or used in conducting the Business, to the extent such licenses are transferable under Applicable Law;

               (h)        all of the Seller's goodwill and going concern value relating to the Business and the business appurtenant thereto;

               (i)        all of the Seller's deposits, credits, pre-paid expenses, deferred charges, advance payments, security deposits, rights to escrows and prepaid items relating to the Contracts;

               (j)        all of the Seller's manuals, documents, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like necessary or incidental to or used in conducting the Business;

               (k)        all of the Seller's rights to the Business as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future;

               (1)        all of the Seller's claims, claims in action, causes of action and judgments incidental to the Business;

               (m)        all of the Seller's inventories necessary or incidental to or used in conducting the Business, including all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies, including inventories held at any location controlled by the Seller and inventories previously purchased and in transit to the Seller at such locations; and

               (n)        rights with respect to the employment of certain employees of the Seller.

Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations and Liens of any nature whatsoever excepting only Assumed Liabilities.

          1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the assets, properties and other rights of the Seller described on Schedule 1.2 attached hereto (collectively, the "Excluded Assets"), which Excluded Assets shall not be sold or transferred to the Buyer and shall be retained by the Seller.

          1.3 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall assume and agree to pay, honor and discharge promptly as they become due the Liabilities listed on Schedule 1.3, except for any Liability resulting from any breach by the Seller of any Contract occurring prior to the Closing Date (collectively, the "Assumed Liabilities").

          1.4 Excluded Liabilities. Notwithstanding any provision hereof or any schedule or exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any Liabilities of the Seller relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing (other than the Assumed Liabilities) or Liabilities of the Seller that do not constitute Assumed Liabilities, including accounts payable, debt, Taxes, loans, guarantees, employment obligations, penalties imposed by any Governmental Authority, and obligations or liabilities relative to the employment or termination of any employees of the Seller as of the Closing Date (the "Excluded Liabilities").

ARTICLE II

THE CLOSING

          2.1 Place and Date. The closing of the sale and purchase of the Assets and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, VA, at 10:00 a.m., on August 7, 2007, or at such other time and date as the parties hereto may mutually agree, which date shall be referred to as the "Closing Date."

          2.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to deliver or cause to be delivered the amounts set forth in clauses (a), (b) and (c) of this Section 2.2 (collectively, the "Purchase Price"). The Purchase Price shall be payable as follows:

               (a)        At the Closing, the Buyer shall deliver or cause to be delivered:

                     (i)        to MMI Capital, LLC ("MMI") $75,000 of the Cash Payment to such bank account or accounts as per written instructions of MMI, given to the Buyer prior to the Closing;

                     (ii)        to Primestor Investors Limited Partnership ("Primestor") $112,794.44 of the Cash Payment such bank account or accounts as per written instructions of Primestor, given to the Buyer prior to the Closing;

                     (iii)       to the other secured investors listed on Schedule 2.2(a)(iii) (the "Remaining Bridge Investors") an aggregate of $375,000 of the Cash Payment, to be paid to such Remaining Bridge Investors in such amounts as set forth on Schedule 2.2(a)(iii) and to such bank accounts as per written instructions of such Remaining Bridge Investors, given to the Buyer prior to the Closing; and

                     (iv)        to the Seller the remaining amount of the Cash Payment, if any, to such bank account or accounts of Seller as per written instructions of the Seller, given to the Buyer.

          The term "Cash Payment" shall mean an amount equal to Eight Hundred Thirty-Three Thousand Seven Hundred Ninety-Four Dollars and 44/100 Cents ($833,794.44).

               (b)        The Buyer will pay to the Seller additional amounts, if any, required to be paid pursuant to Section 2.3 hereof (the "Contingent Purchase Price").

               (c)        The Buyer will cancel and deliver to the Seller those certain promissory notes in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) issued by the Seller to the Buyer (the "Loan Forgiveness Amount").

           2.3 Contingent Consideration. As additional consideration for the Assets, the Buyer shall make additional payments to the Seller as follows:

               (a)        Positive Free Cash Flow Payment. For each month beginning with the first full month after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement of net income of the Buyer for such month, which statement shall be prepared by the Buyer in accordance with GAAP (except for the absence of notes and normal year-end adjustments), and a statement prepared by the Buyer setting forth a detailed calculation of Free Cash Flow for such month (each such calculation, the "Monthly Free Cash Flow") prepared on the basis of such net income statement (each, together, a "Monthly Free Cash Flow Statement"). The Buyer shall deliver each Monthly Free Cash Flow Statement to the Seller within thirty (30) days after the end of the month covered by such Monthly Free Cash Flow Statement. If prior to December 31, 2010 (the "Earnout Termination Date"), the Monthly Free Cash Flow is greater than zero in each of three (3) consecutive Monthly Free Cash Flow Statements, the Buyer shall pay to the Seller the amount equal to Four Hundred Fifteen Thousand Dollars ($415,000) minus the Seller Legal Expenses (the "Positive Free Cash Flow Payment") in immediately available funds to such bank account or accounts as per written instructions of the Seller within thirty (30) days after the end of such three (3) month period (the "Earnout Trigger Date"). If within fifteen (15) days following delivery of any Monthly Free Cash Flow Statement, the Seller does not give the Buyer written notice of any objection of the Seller to such Monthly Free Cash Flow Statement (which such notice must contain a statement of the basis of the Seller's objection), then such Monthly Free Cash Flow Statement shall be conclusive and binding on the parties. If the Seller delivers written notice of such objection to a Monthly Free Cash Flow Statement within such fifteen (15) day period, then such objection shall be resolved in accordance with Section 2.3(c).

               (b)        Cumulative Free Cash Flow Payments. If the Seller earns the Positive Free Cash Flow Payment pursuant to Section 2.3(a), then for each calendar year ending after the Earnout Trigger Date, the Buyer shall prepare and deliver to the Seller a statement of net income of the Buyer for such year (provided that for the first such year, the statement of net income shall be for the period beginning with the month after the Earnout Trigger Date through the end of such year), which statement shall be prepared by the Buyer in accordance with GAAP (except for the absence of notes), and a statement prepared by the Buyer setting forth a detailed calculation of Free Cash Flow for such year (each such calculation, the "Annual Free Cash Flow") prepared on the basis of such net income statement (each, together, an "Annual Free Cash Flow Statement"). The Buyer shall deliver each Annual Free Cash Flow Statement to the Seller within thirty (30) days after the end of the year covered by such Annual Free Cash Flow Statement and within fifteen (15) days after the delivery of such Annual Cash Flow Statement (or if the Seller timely objects to such Annual Cash Flow Statement in accordance with this Section 2.3(b), within fifteen (15) days after the final resolution of such objection in accordance with Section 2.3(c)), the Buyer shall pay to the Seller the amount, if any, equal to the product of (i) the Free Cash Flow set forth in such Annual Free Cash Flow Statement, multiplied by (ii) 0.2 (each such payment, a "Cumulative Free Cash Flow Payment" and such payments collectively, the "Cumulative Free Cash Flow Payments") in immediately available funds to such bank account or accounts as per written instructions of the Seller; provided, however, that under no circumstances shall the aggregate Cumulative Free Cash Flow Payments exceed Two Million Fifty Thousand Dollars ($2,050,000). If within fifteen (15) days following delivery of any Annual Free Cash Flow Statement, the Seller does not give the Buyer written notice of any objection of the Seller to such Annual Free Cash Flow Statement (which such notice must contain a statement of the basis of the Seller's objection), then such Annual Free Cash Flow Statement shall be conclusive and binding on the parties. If the Seller delivers written notice of such objection to an Annual Free Cash Flow Statement within such fifteen (15) day period, then such objection shall be resolved in accordance with Section 2.3(c).

               (c)        Disputes. If the Seller gives the Buyer a timely written notice of objection to a Monthly Free Cash Flow Statement or an Annual Free Cash Flow Statement, and if the parties are unable to resolve the Seller's objections within fifteen (15) days following such objection, then the issue(s) in dispute will be submitted to an independent public accounting firm chosen by the Buyer, subject to reasonable approval by the Seller (the "Auditor"), for resolution. The determination of the Auditor shall be set forth in a written notice delivered to the Buyer and the Seller by the Auditor and will be conclusive and binding on the parties. The Seller shall pay for the costs of the Auditor; provided, however, that if the Auditor determines that the final Monthly Free Cash Flow or Annual Free Cash Flow, as applicable, is more than five percent (5%) higher than the Buyer's calculation thereof set forth in the relevant Monthly Free Cash Flow Statement or Cumulative Free Cash Flow Statement, the Buyer shall be responsible for the costs of the Auditor.

               (d)        Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                     (i)        "Free Cash Flow" means, for any month or year, as applicable, the sum of (1) the EBIT for such period, minus, (2) the EBIT Taxes for such period, plus (3) depreciation and amortization expense of the Buyer for such period, determined in accordance with GAAP, minus (4) capital expenditures and capitalized cost of software development of the Buyer for such period, determined in accordance with GAAP.

                     (ii)        "EBIT" means, for any month or year, as applicable, (1) the Buyer's net earnings for such period, plus (2) the Buyer's interest expense (net of interest income) for such period, determined in accordance with GAAP, plus (3) Taxes of the Buyer for such period, determined in accordance with GAAP. The Buyer's net earnings for any period for which EBIT is calculated shall include an allocation of the Buyer's reasonable share of the Parent's general and administrative expenses for such period. Further, the calculation of EBIT for the first full month after the Closing Date and each month thereafter shall include an allocation of the Assumed Liabilities until such time as such Assumed Liabilities have been completely allocated.

                     (iii)        "EBIT Taxes" means, for any month or year, as applicable, for which EBIT is calculated, deemed Taxes on such EBIT amount calculated using the Parent's consolidated corporate Income Tax rate.

               (e)        Termination. This Section 2.3 shall terminate upon the earlier of (i) the Earnout Termination Date, or (ii) such time as the aggregate Cumulative Free Cash Flow Payments made to the Seller equal Two Million Fifty Thousand Dollars ($2,050,000).

          2.4 Procedure at Closing. On the Closing Date, the parties agree to take the following steps listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

               (a)        The Buyer shall deliver to the Seller the closing documents specified in Section 6.3.

               (b)        The Buyer shall pay the Cash Payment in accordance with Sections 2.2 (a)(i), (ii), (iii) and (iv).

               (c)        The Seller shall deliver to the Buyer the closing documents specified in Section 6.1.

               (d)        The Seller shall deliver to the Buyer such bills of sale, deeds, assignments, certificates of title and other documents and take other necessary action as may be reasonably requested by the Buyer in order to convey good and marketable title to all of the Assets, free and clear of all Liens and in order to carry out the intentions and purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

           3.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date, as follows:

          3.1.1 Authorization, etc. The Seller has the power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite limited liability company action of the Seller. Without limiting the generality of the foregoing, the managers and, if required by Applicable Law and/or the Governing Documents of the Seller, the members of the Seller have duly authorized the execution, delivery and performance of this Agreement by the Seller. The Seller has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

          3.1.2 Corporate Status. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Idaho with full power and authority to conduct the Business and to own, lease and operate its properties in the places where the Business is conducted and such properties are owned, leased or operated. Except as set forth in Schedule 3.1.2, the Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. Attached as Exhibit 3.1.2 to Schedule 3.1.2 is a true and complete copy of the Operating Agreement of the Seller which has been duly adopted and is and will be in full force and effect at Closing.

          3.1.3 No Conflicts, etc. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to the Seller or any Affiliate thereof or any of the properties or assets of the Seller (including, but not limited to, the Assets), (ii) the Governing Documents and any amendments thereto, of the Seller, or (iii) except as set forth in Schedule 3.1.3, any Contract or other contract, agreement or other instrument to which the Seller is a party or by which the Seller or any of its respective properties or assets, including but not limited to the Assets, may be bound or affected. Except as specified in Schedule 3.1.3, no Consent is required to be obtained or made by the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        3.1.4 Capitalization. The authorized capitalization of the Seller consists of 10,000,000 units, all of which are issued and outstanding (the "Membership Units"). The Membership Units are held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 3.1.4. All outstanding Membership Units (a) have been duly authorized and validly issued; (b) were issued in compliance with all Applicable Laws; and (c) were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth on Schedule 3.1.4, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Seller to issue or sell any ownership interest. To the Seller's knowledge, there are no proxies, voting rights or other agreements or understandings with respect to the Membership Units. The Seller is not obligated to redeem or otherwise acquire any of the Membership Units.

          3.1.5 Financial Statements. Schedule 3.1.5 includes copies of an unaudited balance sheet of the Seller as of June 30, 2007 (the "Balance Sheet Date") and the unaudited statement of income and cash flows of the Seller for the six (6) months then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP as consistently applied by the Seller and as set forth in Schedule 3.1.5. The Financial Statements present fairly the financial condition and the results of operations and cash flows of the Seller as at the respective dates of and for the periods referred to in the Financial Statements. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in any of the Seller's accounting policies. There are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

          3.1.6 Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements and Schedule 3.1.6, the Seller has no Liability of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or otherwise directly or indirectly relating to the Assets or the Business.

           3.1.7 Taxes. Except as set forth in Schedule 3.1.7:

               (a)        (i) the Seller has properly prepared and timely filed all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid except for Taxes not yet due, (iii) the Seller has not received any notice of Tax deficiency or additional assessment from any Governmental Authority with respect to Liabilities for Taxes payable by the Seller that has not been fully paid or finally settled, (iv) no claim has ever been made by any Governmental Authority in any jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction, and (v) there are no Liens with respect to Taxes on any of the Assets.

               (b)        The Seller is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (c)        The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

               (d)        There are no pending legal, administrative or Tax proceedings or, to the knowledge of the Seller, any ongoing governmental investigations pursuant to which the Seller could be reasonably be made liable for Taxes, penalties, interest or other charges, the liability for which could reasonably be expected to extend to the Buyer as transferee of the Business, and no event has occurred that could be reasonably expected to impose on the Buyer any transferee liability for any Taxes, penalties or interest due or to become due from the Seller.

           3.1.8 Legal Proceedings. Except as set forth in Schedule 3.1.8:

               (a)        there are no Actions or Proceedings pending or, to the knowledge of the Seller, threatened, against or adversely affecting the Seller relating to the Assets or the Business or in connection with or relating to the transaction contemplated by this Agreement;

               (b)        there are no facts or circumstances known to the Seller that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting the Seller relating to the Assets or the Business or in connection with or relating to the transaction contemplated by this Agreement;

               (c)        the Seller has not received notice, or does not have knowledge of any Orders outstanding against the Seller.

Schedule 3.1.8 sets forth all Actions or Proceedings against or affecting, or, to the knowledge of the Seller, threatened (whether orally or in writing) against, the Seller relating to the Assets or the Business during the three (3)-year period prior to the date hereof.

          3.1.9 Compliance with Laws; Governmental Approvals.

               (a)        The Seller has complied in all material respects with all Applicable Laws and Orders in connection with the operation of the Business, including without limitation the federal Fair Credit Reporting Act, the Driver's Privacy Protect Act, and the federal Gramm-Leach-Blilely Act. The Seller has not received any notice from any Governmental Authority alleging any noncompliance with any Applicable Law or Order, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any Applicable Law or Order, including without limitation the federal Fair Credit Reporting Act, the Driver's Privacy Protect Act, and the federal Gramm-Leach-Blilely Act.

               (b)        All Consents necessary for the conduct of the Business as conducted on the date hereof and on the Closing Date have been duly obtained and are in full force and effect and the Seller is in compliance with each of such Consents held by it.

          3.1.10 Operation of the Business; Adverse Changes. The Seller has conducted the Business only through the Seller and not through any direct or indirect Subsidiary or Affiliate of the Seller. No part of the Business is operated by the Seller through any entity other than the Seller. Since the Balance Sheet Date, (i) there has been no change in the condition (financial or otherwise), business, net worth, assets, properties or Liabilities of the Business which has had or is likely to have a Material Adverse Effect, and there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such Material Adverse Effect before or after the Closing Date, and (ii) the Seller has complied with all of the covenants set forth in Section 4.2, to the same extent as if this Agreement had been executed on the Balance Sheet Date.

          3.1.11 Assets. Except as disclosed in Schedule 3.1.11, the Seller has good title to all the Assets free and clear of any and all Liens other than Permitted Liens. The Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Seller, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

          3.1.12 Contracts.

               (a)        Schedule 3.1.12(a) contains a complete and correct list of all Contracts, including, without limitation:

                     (i)        employment and consulting agreements related to services provided in the Business;

                     (ii)        licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Purchased Intellectual Property;

                     (iii)        brokerage or finder's agreements relating the transactions contemplated hereby;

                     (iv)        outstanding orders and other contracts for the purchase or sale of materials, supplies, products or services that are provided in connection with the Business, including, without limitation, licenses and agreements for any inbound information technology or software data or other similar licenses or agreements;

                     (v)        any lease agreements providing for the leasing of personal property contained in the Assets;

                     (vi)        joint venture, partnership and similar contracts involving a sharing of profits or expenses with respect to the Business; and

                     (vii)        asset purchase agreements and other acquisition or divestiture agreements, regarding the sale, lease or disposal of any Assets.

               (b)        The Seller has delivered to the Parent complete and correct copies of all of the Contracts, together with all amendments thereto. All of the Contracts are in full force and effect and enforceable in accordance with their terms. Except as set forth in Schedule 3.1.12(b), there is no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default under any Contract on the part of the Seller or, to the Seller's knowledge, any other party.

          3.1.13 Subsidiaries. The Seller has no Subsidiaries and has not had any Subsidiaries since its inception.

          3.1.14 Customers; Suppliers.

               (a)        Schedule 3.1.14(a) lists (i) the twenty (20) largest customers of the Business (on a consolidated basis in terms of revenue generated for the Business) as of the Balance Sheet Date; (ii) any additional current customers that the Seller anticipates will be among the twenty (20) largest such customers of the Business for the current fiscal year; and (iii) sets forth opposite the name of each such customer the percentage of revenues of the Business attributable to such customer during the current fiscal year. Except as set forth on Schedule 3.1.14(a), no customer listed on Schedule 3.1.14(a) (a "Significant Customer") has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with the Seller, or during such periods has materially decreased its usage or purchase of the Seller's services or products. To the Seller's knowledge, no Significant Customer has any plan or intention to terminate, cancel or otherwise materially modify its relationship with the Seller or materially decrease or limit its usage, purchase or distribution of the services or products of the Seller.

               (b)        The relationships of the Seller with its suppliers are good commercial working relationships and, except as set forth on Schedule 3.1.14(b), no supplier has during the last twelve (12) months terminated or threatened to terminate, its relationship with the Seller or has during the last twelve (12) months decreased or limited or threatened to decrease or limit, its services, supplies or materials to the Seller. Except as set forth on Schedule 3.1.14(b), no supplier is a sole source of supply of any good or service to the Seller. The Seller does not have any knowledge that any of its suppliers intends to terminate or otherwise modify, materially adversely to the Seller, its relationship with the Seller or to materially decrease or limit its services, supplies or materials to the Seller.

               (c)        Attached as Exhibit 3.1.12(a) to Schedule 3.1.12 is a true and complete copy of the form of customer agreement used by the Seller. All customers of Seller are required to execute and deliver customer agreements in the form attached as Exhibit 3.1.12(a) to Schedule 3.1.12.

          3.1.15 Real Property.

               (a)        The Seller does not own any real property.

               (b)        Schedule 3.1.15 lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Parent correct and complete copies of the leases and subleases listed in Schedule 3.1.15 (as amended to date). With respect to each lease and sublease listed in Schedule 3.1.15, except as otherwise set forth in Schedule 3.1.15:

                     (i)        the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                     (ii)        subject to obtaining any necessary Consents identified in Schedule 3.1.3, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement;

                     (iii)        Neither the Seller, nor to the knowledge of the Seller, any other party to the lease or sublease is in breach or default, and, to the knowledge of the Seller, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration under the lease or sublease;

                     (iv)        no party to the lease or sublease has repudiated any provision of the lease or sublease and there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                     (v)        the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

                     (vi)        all facilities leased or subleased are supplied with utilities and other services necessary for the operation of said facilities.

          3.1.16 [Intentionally Omitted].

          3.1.17 Intellectual Property.

               (a)        Schedule 3.1.17(a) lists all Registered Purchased Intellectual Property and lists any proceedings or actions pending as of the date hereof before any Governmental Authority (including the U.S. PTO or equivalent authority anywhere in the world) related to any of the Registered Purchased Intellectual Property.

               (b)        Except as set forth in Schedule 3.1.17(b), the Seller has all requisite right, title and interest in or valid and enforceable rights under contracts or licenses to use all Purchased Intellectual Property. Each item of Purchased Intellectual Property of the Seller, including all Registered Purchased Intellectual Property listed in Schedule 3.1.17(a), is owned exclusively by the Seller (excluding Intellectual Property licensed to the Seller under any license) and is free and clear of any Liens. The Seller (i) owns exclusively all trademarks, service marks and trade names used by the Seller in connection with the operation or conduct of the Business, including the sale of any products or technology or the provision of any services by the Seller; provided, however, that the Seller may use trademarks, service marks and trade names of third parties which are licensed to the Seller or are in the public domain, and (ii) owns exclusively, and has good title to, each copyrighted work that is a Seller product and each other work of authorship that the Seller otherwise purports to own.

               (c)        Except as set forth in Schedule 3.1.17(c), to the extent that any Purchased Intellectual Property has been developed or created by any Person other than the Seller, the Seller has an enforceable written agreement with such Person with respect thereto and the Seller has obtained ownership of, is the exclusive owner of and has the unrestricted right to re-transfer, license or otherwise assign all such Intellectual Property by operation of law or by valid assignment of any such rights. Except as set forth in Schedule 3.1.17(c), the Seller has in such context compensated such Persons to the extent required under Applicable Laws and otherwise complied with all requirements under Applicable Laws.

               (d)        Except as set forth in Schedule 3.1.17(d), the Seller has not transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Purchased Intellectual Property to any other Person.

               (e)        The Purchased Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Business, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Business.

               (f)        Schedule 3.1.17(f) lists all Contracts (including all inbound licenses) to which the Seller is a party with respect to any Intellectual Property. No Person other than the Seller has ownership rights to improvements made by the Seller in Intellectual Property that has been licensed to the Seller.

               (g)        Schedule 3.1.17(g) lists all Contracts between the Seller and any other Person wherein or whereby the Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Seller or such other Person of the Intellectual Property of any Person other than the Seller.

               (h)        The operation of the Business including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Business, does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any material term or provision of any license or contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. ss.ss.200-212 in any license or contract to which the Seller is a party requiring that products be manufactured substantially in the United States ("Made-in-America Requirements")), (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any Applicable Law, and the Seller has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Seller infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Applicable Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

               (i)        Each item of Registered Purchased Intellectual Property that has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Purchased Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Purchased Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Purchased Intellectual Property. Schedule 3.1.17(i)(a) lists all actions that must be taken by the Seller within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Purchased Intellectual Property. Except as set forth in Schedule 3.1.17(i)(b), the Seller has registered the copyright with the U.S. Copyright Office or its equivalent in foreign jurisdictions, as the case may be, for the latest version of each product or technology of the Seller that constitutes or includes a copyrightable work and is used in the operation of the Business. Except as set forth in Schedule 3.1.17(i)(c), in each case in which the Seller has acquired ownership of any Intellectual Property from any Person, the Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Seller and, to the maximum extent provided for by and required to protect the Seller's ownership rights in and to such Intellectual Property in accordance with Applicable Laws, the Seller has recorded each such assignment of Registered Purchased Intellectual Property with the relevant Governmental Authority, including the U.S. PTO or the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction, as the case may be.

               (j)        There are no Contracts between the Seller and any other Person with respect to Purchased Intellectual Property under which there is any dispute (or, to the Seller's knowledge, facts that may reasonably lead to a dispute) known to the Seller regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Seller thereunder.

               (k)        To the knowledge of the Seller, no Person is infringing or misappropriating any Purchased Intellectual Property.

               (1)        The Seller has taken commercially reasonable steps to protect its respective rights in confidential information and trade secrets of the Seller or provided by any other Person to the Seller subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Seller has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements, and, except as set forth in Schedule 3.1.17(1), all current and former employees, consultants and independent contractors of the Seller have executed such an agreement and copies of all such agreements have been provided to Parent or made available to Parent for review.

               (m)        No Purchased Intellectual Property or product, technology or service of the Seller is subject to any Order or Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Purchased Intellectual Property by the Seller or that may affect the validity, use or enforceability of such Purchased Intellectual Property.

               (n)        No (i) product, technology, service or publication of the Seller, (ii) material published or distributed by the Seller or (iii) conduct or statement of the Seller constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Applicable Law.

               (o)        Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in the Buyer granting any rights or licenses with respect to the Intellectual Property of the Buyer to any Person pursuant to any Contract to which the Seller is a party or by which any of its assets and properties are bound.

               (p)        Schedule 3.1.17(p) sets forth a list of (x) all software which the Seller has licensed from any third party which is used by the Seller in the Business (other than off-the-shelf software) and (y) a list of all "freeware," "shareware" and "open source software" incorporated into any product now or heretofore shipped by the Seller. The Seller has all rights necessary to the use of such software, "freeware," "shareware" and "open source software."

               (q)        The products of the Seller used in the operation the Business comply in all material respects with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of the Seller, if any. Except as set forth in Schedule 3.1.17(q), there are no outstanding claims (or facts known to the Seller that are likely to lead to a claim) for breach of warranties by the Seller in connection with the foregoing.

               (r)        Except as set forth in Schedule 3.1.17(r), the Seller has taken all necessary steps to protect and preserve ownership of Purchased Intellectual Property. Except as set forth in Schedule 3.1.17(r), the Seller has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Purchased Intellectual Property. In the event that the consultant is concurrently employed by the Seller and a third party, the Seller has taken appropriate steps to ensure that any Purchased Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party's employment agreement (such steps include ensuring that all research and development work performed by such a consultant is not performed on the facilities of the third party or using the resources of the third party).

          3.1.18 Employees, Labor Matters, etc. Schedule 3.1.18(a) lists each Person employed in connection with the Business by the Seller (the "Employees"). The Seller is not a party to any collective bargaining agreement with respect to any of its employees. Except as set forth in Schedule 3.1.18(b), the Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health pertaining to the Seller and is not engaged in any unfair labor practice within the meaning of any Applicable Law, including Section 8 of the National Labor Relations Act. To the Seller's knowledge, there is no unfair labor practice, charge or complaint or any other matter against or involving the Seller pending or, to the Seller's knowledge, threatened before any Governmental Authority. There is no labor strike, dispute, slowdown or stoppage pending or threatened against the Seller. No certification or decertification question or organizational drive exists or has existed within the past twelve (12) months respecting the Seller. The Seller has not experienced any organized work stoppage or other labor difficulty involving the employees of the Seller. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin sexual preference, handicap or veteran status) pending or, to the Seller's knowledge, threatened before any Governmental Authority, including the Equal Employment Opportunity Commission, against the Seller, and, to the Seller's knowledge, no basis for any such charge, investigation, administrative proceeding or complaint exists. To the Seller's knowledge, there have been no audits of the equal employment opportunity practices of the Seller. The Seller has not mischaracterized or misclassified any employee as an independent contractor.

          3.1.19 Employee Benefit. Plans and Related Matters.

               (a)        Employee Benefit Plans. Schedule 3.1.19 sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, option, stock or membership interest appreciation, stock or membership interest purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides, has provided within the previous five (5) years or may provide benefits or compensation with respect to any employee of the Seller and/or any ERISA Affiliate (collectively, the "Plans"). The Seller has provided the Parent complete and correct lists of all the benefits enjoyed by the Transferred Employees and copies of all written Plans and descriptions of all unwritten Plans. The Seller has not communicated to any employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

               (b)        Each Plan has been administered in compliance in all material respects with all Applicable Laws, including without limitation ERISA, if applicable, and the applicable provisions of the Code, and in accordance with its terms and any related agreements or documents. There is no pending or, to the Seller's knowledge, threatened assessment, complaint, proceeding or investigation of any kind before any Governmental Authority related to any Plan, nor is there any basis therefore.

               (c)        No Plan is subject to section 412 of the Code or section 302 or Title IV of ERISA. No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or is a "single-employer plan" subject to section 4063 or 4064 of ERISA. Any Plan that is intended to be "qualified" under Section 401(a) of the Code is so qualified and the Seller has provided to the Parent a copy of any opinion letter or determination letter issued by the IRS with respect to such Plan's qualification. The Seller does not maintain and does not have any Liability under a defined benefit plan as defined in Section 3(35) of ERISA or a multi-employer plan as defined in Section 3(37)(a) of ERISA nor does any ERISA Affiliate. The Seller and each ERISA Affiliate have complied with the continuation coverage requirements of Code § 4980B and Part 6 of Title 1 of ERISA and any predecessor provisions thereto and, to the extent effective, the group health plan portability, access and renewability requirements in Code §§ 9801 through 9806.

               (d)        No Transferred Employee is or may become entitled to post-employment benefits of any kind by reason of employment by the Seller in the Business, including, without limitation, death or, except as otherwise required by Applicable Law, including Code § 4980B and Part 6 of Title I of ERISA, medical benefits (whether or not insured). The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Transferred Employee.

          3.1.20 [Intentionally Omitted].

          3.1.21 Notes; Accounts Receivable. Except as set forth in Schedule 3.1.21, all notes and accounts receivable of the Seller are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the unaudited balance sheet included with the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

          3.1.22 [Intentionally Omitted].

          3.1.23 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Seller or its Affiliates in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Seller or its Affiliates upon consummation of the transactions contemplated hereby.

          3.1.24 Insurance. Schedule 3.1.24 lists all of the insurance policies currently in effect in respect of the Business and the Assets, true and complete copies of which have been provided to the Parent.

          3.1.25 Disclosure. No representation, warranty or statement made by the Seller in this Agreement or in any document or certificate furnished or to be furnished to the Buyer pursuant to this Agreement contains or will contain any materially untrue statement or omits or will omit to state any material fact necessary to make the statements contained herein or therein not materially misleading. The Seller has disclosed to the Buyer all facts known or reasonably available to the Seller that are material to the financial condition, operation or prospects of the Business or the Assets.

          3.2 Representations and Warranties of the Buyer and the Parent. The Buyer and the Parent, jointly and severally, hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date, as follows:

          3.2.1 Authorization, etc. Each of the Buyer and the Parent has the limited liability company or corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by each of the Buyer and the Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite limited liability company and corporate action of the Buyer and the Parent, respectively. Each of the Buyer and the Parent has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of each of the Buyer and the Parent, enforceable against each in accordance with its terms.

          3.2.2 Corporate Status. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business and to own, lease and operate its properties in the places where such business is conducted and such properties are owned, leased or operated, except where the failure to do so would not have a material adverse effect on the business of the Parent. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware with full limited liability company power and authority to conduct its business and to own, lease and operate its properties in the places where such business is conducted and such properties are owned, leased or operated, except where the failure to do so would not have a material adverse effect on the business of the Buyer.

          3.2.3 Consents. No Consent is required to be obtained or made by the Buyer or the Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          3.2.4 Litigation. There is no Action or Proceeding pending, or to the Buyer's or the Parent's knowledge, threatened, by or against or affecting the Buyer or the Parent in connection with or relating to the transactions contemplated by this Agreement.

          3.2.5 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyer or the Parent or their respective Affiliates in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Buyer or the Parent or their respective Affiliates upon consummation of the transactions contemplated hereby.

ARTICLE IV

COVENANTS

          4.1 Access and Information. The Seller shall give to the Parent and the Parent's accountants, technical personnel, counsel and other representatives access, during normal business hours, from the date hereof to Closing, to the Assets and to all other properties, equipment, books, records, agreements and other documents of the Seller relating to the Business and to the employees of the Seller, and shall furnish the Parent, during such period, with information concerning the Assets as the Parent may reasonably request, provided that neither the furnishing of such information to the Parent or the Parent's representatives nor any investigation made heretofore or hereafter by the Parent shall affect the Parent's right to rely on any representation or warranty made by the Seller in this Agreement, each of which shall survive any furnishing of information or any investigation. The Parent and its representatives shall be permitted to make copies of books, records, agreements and other documents of the Seller as may be reasonably necessary.

          4.2 Conduct of Business. The Seller warrants, represents, covenants and agrees that, pending completion of the Closing, unless otherwise agreed in writing by the Parent:

               (a)        The Seller shall maintain the Business as it is presently conducted and as it is proposed to be conducted in the future and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the Business as the same is presently being conducted;

               (b)        The Seller shall not sell, distribute, license, contract, commit or otherwise encumber the Assets or the Business and shall not make any capital or material equipment expenditure not committed prior to the date of this Agreement;

               (c)        The Seller shall not enter into, amend, modify or terminate any material agreement to which the Seller is a party and which in any way relates to the Assets or the Business;

               (d)        The Seller shall not enter into, amend, modify or terminate any employment or compensation agreement with, or increase or otherwise change any compensation or benefits payable or to become payable by the Seller to, any director, employee, agent or consultant of the Seller who is employed by or providing service to the Seller in connection with the Business;

               (e)        The Seller shall not forgive any loans or other indebtedness to any member, manager, officer or employee of the Seller;

               (f)        The Seller shall not make any distributions to any member, or engage in any recapitalization transactions with respect to the membership or other ownership interests of the Seller;

               (g)        The Seller and its officers and employees shall use their best efforts to preserve the business organization, including, retaining all of the Transferred Employees, and to preserve for the Buyer the goodwill of any Persons having any business relationship with the Seller which relates to the Assets or the Business or any portion thereof;

               (h)        The Seller shall take all actions reasonably necessary to consummate the Closing.

          4.3 Covenant of a Smooth Transition. The Seller covenants that it shall use good faith efforts to ensure a smooth transition and a continuation of all present and proposed future business and existing relationships with any Person having any business relationship with the Seller which relates to the Assets or the Business or any portion thereof.

          4.4 Secured Loan Agreement. The parties acknowledge and agree that the provisions of Section 5.2 of that certain Secured Loan Agreement dated December 15, 2006 by and between the Seller and the Buyer remain in full force and effect and that a breach of such provisions shall be deemed to be a breach of this Agreement.

          4.5 [Intentionally Omitted].

          4.6 Employee Benefit Matters.

               (a)        The Seller shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored, maintained or contributed to by the Seller and who has experienced a "qualified event" or is receiving such "continuation coverage" on or prior to the Closing Date. Continuation coverage, qualified beneficiary, qualifying event and group health plan shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. The Seller shall hold the Buyer and any entity required to be combined with the Buyer or the Parent under Section 414 of the Code ("Affected Parties") harmless from and fully indemnify (pursuant to Article VII hereof) such Affected Parties against any Losses incurred or suffered by such Affected Parties directly or indirectly, including reasonable attorneys' fees and expenses, which arise or result from the Seller's breach of this Section 4.6(a) or the Buyer being deemed to be a successor employer to the Seller.

               (b)        The Seller shall be responsible for and, except as set forth on Schedule 4.6(b), shall cause to be discharged and satisfied in full on or prior to Closing all amounts owed to any employee, including wages, salaries, severance pay, sick pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any Plan of the Seller or any ERISA Affiliate of the Seller) relating to the period of employment by the Seller, or on account of the termination thereof, and the Seller shall indemnify the Buyer and hold the Buyer harmless (pursuant to Article VII hereof) from any Losses thereunder.

          4.7 Approvals of Third Parties. Notwithstanding that it shall be solely the Seller's obligation to obtain from third parties all Consents, assignments and/or estoppel certificates, the Seller and the Buyer shall make good faith efforts, and cooperate with one another, to execute any required novation, and secure all Consents, including the preparation and submission of all required filings, required in order to enable the Seller and the Buyer to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

          4.8 Employment of Certain Employees. Prior to Closing, the Parent shall deliver to the Seller a written notice (the "Transferred Employee List") identifying each of the Employees to whom the Buyer intends to make an offer of employment (the "Transferred Employees"). The Transferred Employee List shall also identify the Transferred Employees the Parent designates as "key employees" (the "Key Employees"). This Section 4.8 shall not prohibit the Parent or the Buyer from modifying, increasing or decreasing wages and benefits provided to any Transferred Employee or to Transferred Employees in general after the Closing Date or from terminating any Transferred Employee after the Closing Date. The Seller shall use reasonable efforts to assist the Buyer and/or the Parent in hiring each Transferred Employee. The Seller shall not take any action, directly or indirectly, to prevent or discourage any such Transferred Employee from being employed by the Buyer or the Parent as of the Closing Date and shall not solicit, invite or induce or entice any such Transferred Employee to remain in the employ of the Seller or otherwise attempt to retain the services of any such Transferred Employee, except with the prior written consent of the Parent. Effective upon the Closing Date, the Seller hereby waives, for the benefit of the Buyer, any and all restrictions in any oral or written agreement with any Transferred Employee who the Buyer hires, relating to (i) non-competition with the Seller subsequent to termination of employment therewith or (ii) the maintenance of confidentiality of any information for the benefit of the Seller, but only to the extent such information is related to the Assets, the Business or the Buyer's unrestricted enjoyment of the benefits thereof.

          4.9 Waiver of Bulk Sales Compliance. The parties hereto waive compliance with Applicable Laws of any jurisdiction relating to bulk transfers in connection with the transactions contemplated by this Agreement; provided, however, that the Seller shall indemnify and hold the Buyer harmless (pursuant to Article VII hereof) from and against any Losses incurred by the Buyer based on non-compliance with such bulk transfer provisions. Notwithstanding anything to the contrary set forth herein, nothing herein shall estop or prevent the Buyer or the Seller from asserting, as a bar or defense to any action or proceeding brought under such provisions, that such code or law is not applicable to the transactions contemplated by this Agreement.

          4.10 Confidentiality.

          4.10.1 Buyer. Each of the Parent and the Buyer recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Business, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Business. Each of the Parent and the Buyer agrees that, from the date hereof until the Closing Date, it will not disclose confidential information with respect to the Business to any Person for any purpose or reason whatsoever, except to authorized representatives of the Parent and/or the Buyer and to counsel and other advisers; provided, however, that such advisors (other than counsel) agree to the confidentiality provisions of this Section 4.10.1, unless (i) such information becomes known to the public generally through no fault of the Parent or the Buyer, (ii) disclosure is required by Applicable Law or the order of any Governmental Authority under color of law, or (iii) the Parent reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; and provided further, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Parent shall, if possible, give prior written notice thereof to the Seller and provide the Seller with the opportunity to contest such disclosure.

          4.10.2 Seller. The Seller recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Business and the Parent, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Business and the Parent's business. The Seller agrees that, from and after the date hereof, it will not disclose confidential information with respect to the Business or the Parent to any Person for any purpose or reason whatsoever, except to authorized representatives of the Parent and/or the Buyer and to counsel and other advisers; provided, however, that such advisors (other than counsel) agree to the confidentiality provisions of this Section 4.10.2, unless (i) such information becomes known to the public generally through no fault of the Seller, (ii) disclosure is required by Applicable Law or the order of any Governmental Authority under color of law, or (iii) the Seller reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; and provided further, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Seller shall, if possible, give prior written notice thereof to the Parent and provide the Parent with the opportunity to contest such disclosure.

          4.11 Notification of Certain Matters. The Seller shall give prompt notice to the Parent of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Seller contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date; and (b) any material failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Seller hereunder. The Parent shall give prompt notice to the Seller of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Parent and/or the Buyer contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date; and (b) any material failure of the Parent and/or the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Parent and/or the Buyer hereunder. The delivery of any notice pursuant to this Section 4.11 shall not, without the express written consent of the receiving party, be deemed to (i) modify the representations or warranties hereunder, (ii) modify the conditions set forth in Article V hereof, as the case may be, or (iii) limit or otherwise affect the remedies available hereunder to any party hereto.

          4.12 Corporate Existence. The Seller shall not dissolve or liquidate and shall maintain its limited liability company existence until after the Earnout Termination Date.

          4.13 Actions After the Closing. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents and any actions required of the Seller under Section 6.2) as another party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VII). The Seller shall promptly transfer and deliver to the Parent any cash or property that the Seller may receive in respect of the Assets after the Closing.

          4.14 [Intentionally Omitted].

          4.15 Allocation of Purchase Price. The Purchase Price for the Assets shall be allocated within ninety (90) days of the Closing (or as soon as practicable thereunder) among the Assets in accordance with an allocation schedule to be prepared by the Parent and consented to by the Seller (which consent will not be unreasonably withheld). Such allocation schedule shall be prepared in accordance with Applicable Law and a valuation to be performed that will include values for tangible personal property, developed software and goodwill and will be consented to by the Parent and the Seller (such consent not to be unreasonably withheld or delayed), and the Parent and the Seller agree that the Purchase Price shall be allocated among the Assets in accordance with their respective values as of the Closing Date. In connection with the determination of such schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall (i) prepare each report relating to the federal, state, local, foreign and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any Tax Return or other Tax filing, proceeding, audit or otherwise which is inconsistent with such allocation.

          4.16 Taxes. At Closing, all personal property or real estate Taxes assessed against or prepaid with respect to the Assets shall be pro-rated as of the Closing, based upon the applicable tax rate of the period for which assessed or prepaid, or, if the Closing Date shall occur before the tax rate is fixed, the apportionment of such Taxes shall be on the basis of Taxes paid for the preceding year, subject to adjustment when the rate is established. The Seller shall be responsible for that portion of the pro-rated Taxes accrued for the period ending as of the Closing Date and the Buyer shall be responsible for that portion of the pro-rated Taxes attributable to the period beginning after the Closing Date. Accrued, assessed or prepaid ad valorem Taxes and all prepayments for services, utilities and other charges and all expenses paid or payable with respect to the Assets, including but not limited to rent, warehousing, fuel, utilities, sewer, water, telephone and assignable licenses shall be adjusted pro-rata as of the Closing Date and settled thirty (30) days thereafter. In the event that it is impractical to reconcile some or all of such prorations 30 days after the Closing Date, any unsettled proration shall be made and accounted for at such time as both parties have sufficient information to make the appropriate prorations.

          4.17 Public Disclosure. Unless otherwise required by Applicable Law, no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by the Seller unless approved by the Parent prior to release.

ARTICLE V

CONDITIONS PRECEDENT

           5.1 General Conditions. The obligations of each of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:

               (a)        No law or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, nor shall any Action or Proceeding have been instituted and remain pending or have been threatened and remain so by a Governmental Authority or any other Person, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

               (b)        No Governmental Authority shall have notified any party to this Agreement that the consummation of the transactions contemplated by this Agreement would constitute a violation of any Applicable Laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Authority shall have withdrawn such notice and abandoned any such proceeding prior to the time which otherwise would have been the Closing Date.

           5.2 Conditions Precedent to the Seller's Obligations. The obligations of the Seller to complete the Closing hereunder are subject to each of the following conditions:

               (a)        All representations and warranties of the Parent and the Buyer contained in this Agreement that are not qualified with any "material" or "material adverse effect" qualifiers shall be true in all material respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of the Closing, and all representations and warranties of the Parent and the Buyer contained in this Agreement that are qualified with any "material" or "material adverse effect" qualifiers shall be true in all respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of the Closing.

               (b)        The Parent and the Buyer shall have performed and complied in all material respects with all agreements, terms and conditions required by this Agreement to be performed and complied with by the Parent and/or the Buyer on or before the Closing.

               (c)        The Parent shall have delivered to the Seller at the Closing a certificate executed by its Chief Executive Officer, dated the Closing Date, to the effect that the conditions set forth in subsections (a) and (b) of this Section 5.2 have been satisfied.

           5.3 Conditions Precedent to the Buyer's Obligations. The obligations of the Buyer to complete the Closing under this Agreement are, at the Parent's option, subject to each of the following conditions:

               (a)        All representations and warranties of the Seller contained in this Agreement that are not qualified with any "material" or "Material Adverse Effect" qualifiers shall be true in all material respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of the Closing, and all representations and warranties of the Seller contained in this Agreement that are qualified with any "material" or "Material Adverse Effect" qualifiers shall be true in all respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of the Closing.

               (b)        The Seller shall have performed and complied in all material respects with all agreements, terms and conditions required by this Agreement to be performed and complied with by the Seller on or before the Closing.

               (c)        The Seller shall have delivered to the Buyer the Assignment and Assumption Agreement/Bill of Sale in the form attached hereto as Exhibit A (the "Bill of Sale"), the Assignments of Intellectual Property in the forms attached hereto as Exhibit B (the "IP Assignments") and such other assignments, instruments and documents as the Buyer shall reasonably request for the purpose of perfecting the title of the Buyer in the Assets.

               (d)        The Seller shall have delivered to the Buyer copies of all Consents (including, without limitation, all Consents required under the Contracts) required to be obtained by the Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

               (e)        This Agreement and the transactions contemplated herein shall have been approved by the requisite vote or action of the managers and the members of the Seller under Applicable Law and the Seller's Governing Documents.

               (f)        From the Balance Sheet Date to the Closing Date, there shall have been no change in the Business, condition (financial or otherwise) or prospects of the Seller that has had or could have a Material Adverse Effect.

               (g)        Each of the Key Employees shall have executed and delivered to the Buyer the Employment Agreement in the form attached hereto as Exhibit C.

               (h)        Each of the Majority Members shall have executed and delivered to the Buyer the Employee Invention Assignment Agreement in the form attached hereto as Exhibit D.

               (i)        The Seller shall have paid all Taxes required to be paid by the Seller under Section 4.16 hereof and discharged and satisfied in full all amounts owing to any employee of the Seller under Section 4.6 and Section 4.8 hereto.

               (j)        All Liens, other than Permitted Liens, on the Assets shall have been terminated and the Seller shall have filed UCC termination statements under Applicable Laws with respect to such Liens.

               (k)        The Seller shall have delivered to the Buyer at the Closing a certificate executed by its Chief Executive Officer, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) — (j) of this Section 5.3 have been satisfied.

               (l)        The Parent shall not have discovered, in the course of its ongoing investigation of the Business, information not previously disclosed to the Buyer that the Parent believes could have a Material Adverse Effect.

               (m)        Primestor, MMI and the Remaining Bridge Investors shall each have executed and delivered to the Buyer the Acknowledgements of Satisfaction, Release and Redemption attached hereto to Schedule 5.3(m).

ARTICLE VI

CLOSING OBLIGATIONS

          6.1 The Seller's Obligations at Closing. At the Closing, the Seller (and such other parties as shall be necessary or appropriate) shall execute and/or deliver, or cause to be executed and/or delivered, to the Buyer:

               (a)        The Bill of Sale, the IP Assignments and such other assignments, instruments and documents of conveyance and transfer to the Buyer for all of the Assets and the Assumed Liabilities;

               (b)        Copies of the required Consents;

               (c)        Physical possession of the Assets;

               (d)        The other instruments and documents as may be elsewhere herein required.

               (e)        Copies of the resolutions of the Seller's managers and members approving this Agreement and the transactions contemplated herein, certified by the appropriate officers of the Seller; and

               (f)        The certificate required by Section 5.3(k) hereof.

           6.2 The Seller's Further Assurances. From time to time after Closing, at the Parent's request and expense, the Seller shall:

               (a)        execute and deliver to the Buyer such instruments, and take such other and further action, as may reasonably be required to carry out the intent and purpose of this Agreement; and

               (b)        deliver to the Buyer such other data, papers and information as may be reasonably requested by the Buyer to assist the Buyer in the use of the Assets.

          If and to the extent that any asset, property or right of the Seller does not constitute an "Asset" as defined herein but is necessary to enable the Buyer to continue the Business as it is being conducted by the Seller prior to the Closing Date, the Seller, to the extent legally permissible, shall grant to the Buyer a license or other appropriate right of usage with respect to such asset, property or right, at no additional cost or expense to the Buyer, as shall be necessary to enable the Buyer to continue such business in the same manner as conducted by the Seller prior to the Closing Date. Nothing in this Section 6.2 shall relieve the Seller from any liability under this Agreement for any breach of a representation or warranty hereunder.

           6.3 The Buyer's Obligations at Closing. At Closing, the Buyer shall deliver:

               (a)        The Cash Payment in accordance with Section 2.2(a);

               (b)        The cancelled notes for the Loan Forgiveness Amount;

               (c)        The certificate required by Section 5.2(c) hereof;

               (d)        Bill of Sale; and

               (e)        Such other instruments and documents as may be elsewhere herein required.

ARTICLE VII

INDEMNIFICATION

          7.1 Indemnification.

          7.1.1 By the Seller. The Seller covenants and agrees to defend, indemnify and hold harmless the Parent, the Buyer and their respective directors, officers, employees, assigns, successors and Affiliates from and against, and pay or reimburse such Persons for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages, including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of its rights hereunder (collectively, "Losses"), resulting from or arising out of:

               (a)        any inaccuracy of any representation or warranty made by the Seller under this Agreement;

               (b)        any failure of the Seller to perform any covenant or agreement contained in this Agreement;

               (c)        the indemnification obligations of the Seller under Sections 4.6, 4.8 and 4.9 hereof,

               (d)        any Excluded Assets or Excluded Liabilities; or

               (e)        as a result of, in accordance with, or related to the operation of the Business and the Assets on or prior to the Closing Date, except with respect to the Assumed Liabilities.

          7.1.2 By the Seller and the Majority Members. The Seller and the Majority Members, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Parent, the Buyer and their respective directors, officers, employees, assigns, successors and Affiliates from and against, and pay or reimburse such Persons for, any and all Losses resulting from or arising out of:

               (a)        any inaccuracy of any representation or warranty made by the Seller under Section 3.1.1 of this Agreement.

          7.2 Additional Provisions.

               (a)        Notwithstanding anything to the contrary contained in this Agreement, except (i) with respect to claims for Losses based on fraud, and (ii) claims for Losses under Section 7.1(c), 7.1 (d), 7.1(e) or 7.1.2(a), the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller under Section 7.1.1 shall not exceed the Contingent Purchase Price.

               (b)        To the extent that the Seller discharges any claim for indemnification hereunder, the Seller shall be subrogated to all rights of the Indemnified Party against third parties.

          7.3 Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the Seller promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Seller (at the expense of the Seller) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) the counsel for the Seller who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate (but not control) in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Seller of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Seller and the Seller incurs Loss as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, the Seller, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party. The Indemnified Parry shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Seller. In the event that the Seller does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Seller and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article VII and the records of each shall be available to the other with respect to such defense. The Seller's assumption of the defense of any claim or legal proceeding shall not prejudice the right of the Seller thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein.

          7.4 Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement for a period commencing on the Closing Date and terminating on the Earnout Termination Date, provided, however the representations and warranties contained in Sections 3.1.1, 3.1.7, 3.1.19 and 3.2.1 shall survive without limitation.

          7.5 Set-Off Rights.

               (a)        Notwithstanding anything herein to the contrary, the Seller agrees that the Buyer shall have the right, but not the obligation, to set-off against the Contingent Purchase Price the full amount of any Losses required to be paid by the Seller pursuant to this Article VII.

               (b)        With respect to the right to set-off under Section 7.5(a), the Buyer shall have the right to set-off against the full amount of the Contingent Purchase Price.

ARTICLE VIII

TERMINATION

           8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a)        by the mutual written consent of the Parent and the Seller;

               (b)        by the Parent, if the Closing shall not have occurred on or before August 31, 2007; provided that the right to terminate this Agreement under this Section 8.1 (b) shall not be available to the Parent if the Parent's or the Buyer's material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

               (c)        by the Seller, if the Closing shall not have occurred on or before August 31, 2007; provided that the right to terminate this Agreement under this Section 8.1 (c) shall not be available to the Seller if its material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

               (d)        by the Seller, on the one hand, or by the Parent, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

               (e)        by the Seller, on the one hand, or by the Parent, on the other hand, if there shall be a final non-appealable Order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Governmental Authority that would make the consummation of the transactions illegal.

          8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, (i) the provisions of Article VII, Section 4.10 (except for the Seller's obligation to keep information regarding the Business confidential thereunder), this Section 8.2, Section 9.1, Section 9.2 and Section 9.6.4 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 8.1(d), then notwithstanding the provisions of Section 9.2, the breaching party (if such breach was in effect as of the date hereof) shall be liable to the other party to the extent of the reasonable expenses incurred by such other party in connection with this Agreement and the transactions contemplated by this Agreement, as well as any damages in accordance with Applicable Law.

ARTICLE IX

DEFINITIONS, MISCELLANEOUS

          9.1 Definition of Certain Terms. The terms defined in this Section 9.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

          Actions or Proceedings: means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

          Affected Parties: as defined in Section 4.6(a)

          Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person.

           Agreement: this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

          Annual Free Cash Flow: as defined in Section 2.3(b).

          Annual Free Cash Flow Statement: as defined in Section 2.3(b).

          Applicable Law: all applicable provisions of all (i) constitutions, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, and decrees of any Governmental Authority.

          Assets: as defined in Section 1.1.

          Assumed Liabilities: as defined in Section 1.3.

          Balance Sheet Date: as defined in Section 3.1.5.

          Bill of Sale: as defined in Section 5.3(c).

          Business: as defined in the preambles.

          Business Day: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Washington, D.C. are authorized or required to close.

          Buyer: as defined in the first paragraph of this Agreement.

           Cash Payment: as defined in Section 2.2(a).

          Closing: as defined in Section 2.1.

          Closing Date: as defined in Section 2.1.

          Code: the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          Consent: any consent, approval, authorization, waiver, permit, concession, agreement, registration, or certificate of, or filing with or report or notice to, any Person, including but not limited to any Governmental Authority.

          Contingent Purchase Price: as defined in Section 2.2(b).

          Contract: any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, engagement letter or agreement, contract extension, rebid, existing proposal, bid, purchase order and other commitments or other agreement or arrangement, oral or written, directly or indirectly relating to the Business, to which the Seller is a party or by which the Seller or any of the Assets is bound.

          Cumulative Free Cash Flow Payment(s): as defined in Section 2.3(b).

          Earnout Termination Date: as defined in Section 2.3(a).

          Earnout Trigger Date: as defined in Section 2.3(a).

          EBIT: as defined in Section 2.3(d)(ii).

          EBIT Taxes: as defined in Section 2.3(d)(iii).

          Employees: as defined in Section 3.1.18.

          Equipment: (i) all furniture, fixtures, vehicles, furnishings, molds, toolings, parts, tools, dials, jigs, patterns, office equipment, machine tools and other items of equipment owned or leased by the Seller that are used presently or are used on the Closing Date by the Seller in the conduct of the Business; (ii) all computers, computer support equipment and software, telephone and communication systems and security systems owned or leased by the Seller that are presently used or used on the Closing Date by the Seller in the conduct of the Business; (iii) all other furniture, supplies, maintenance equipment and other incidental tangible personal property owned or leased by the Seller that are presently used or are used on the Closing Date by the Seller in the conduct of the Business; and (iv) all other items of tangible personal property owned or leased by the Seller that are presently used or used on the Closing Date by the Seller in the conduct of the Business.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          ERISA Affiliate: each trade or business (whether or not incorporated) which, together with any Seller, would be treated as a "single employer" within the meaning of Code sections 414(b), (c), (m), (n) or (o).

          Excluded Assets: as defined in Section 1.2.

          Excluded Liabilities: as defined in Section 1.4.

          Financial Statements: as defined in Section 3.1.5.

          Free Cash Flow: as defined in Section 2.3(d)(i).

          GAAP: Generally accepted accounting principles in effect from time to time in the United States.

          Governing Documents: the articles of organization, operating agreement and any other limited liability company, organizational or governing documents of the Seller.

          Governmental Authority: any nation or government or any state, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or any State of the United States.

          Income Tax: means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any Liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a relevant group or any Contract.

          Indemnified Party: as defined in Section 7.3.

          Intellectual Property: means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

          IP Assignments: as defined in Section 5.3(c).

          IRS: the United States Internal Revenue Service or any successor entity.

          Key Employees: as defined in Section 4.8.

          Legal Opinion: as defined in Section 5.3(l).

          Liability or Liabilities: means all indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          Lien: any mortgage, pledge, floating charge, hypothecation, right of others, claim, security interest, encumbrance, easement, covenant, encroachment, burden, title defect, lien or right of first refusal.

          Loan Forgiveness Amount: as defined in Section 2.2(c).

          Losses: as defined in Section 7.1.1.

          Majority Members: as defined in the first paragraph of this Agreement.

          Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results operations, financial condition, properties, assets or liabilities of the Business when taken as a whole.

          Membership Units: as defined in Section 3.1.4.

          Monthly Free Cash Flow: as defined in Section 2.3(a).

          Monthly Cash Flow Statement: as defined in Section 2.3(a).

          Order: means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

          Other Tax: means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

          Parent: as defined in the first paragraph of this Agreement.

          Permitted Liens: Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP as consistently applied by the Seller and as set forth in Schedule 3.1.5.

          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          Plans: as defined in Section 3.1.19(a).

          Positive Free Cash Flow Payment: as defined in Section 2.3(a).

          Purchase Price: as defined in Section 2.2.

          Purchased Intellectual Property: means any Intellectual Property that (a) is owned by or licensed to the Seller; and (b) is used in or necessary for the conduct of the Business. Registered Intellectual Property: means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

          Registered Purchased Intellectual Property: means all Registered Intellectual Property that (a) is owned by or licensed to the Seller; and (b) is used in or necessary for the conduct of the Business.

          Seller: as defined in the first paragraph of this Agreement.

          Significant Customer: as defined in Section 3.1.14.

          Subsidiary: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

          Tax or Taxes: means Income Taxes and/or Other Taxes, as the context requires.

          Tax Returns: means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

          Taxing Authority: means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          Transaction Expenses: as defined in Section 9.2.

          Transferred Employees: as defined in Section 4.8.

          U.S PTO: the United States Patent and Trademark Office or any successor entity.

          9.2 Expenses. Subject to Article VII and Section 8.2, the Seller and the Buyer shall bear their respective expenses, costs and fees (including attorneys', auditors', and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated; provided, however, that if the Closing occurs, the Buyer shall be responsible for paying up to $40,000 of the legal fees and expenses of the Seller (the "Seller Legal Expenses").

          9.3 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

          9.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery (with confirmation receipt); or (c) sent by fax (with overnight delivery of copy) as follows:

(i)	if to the Parent or the Buyer to: Intersections Inc. 14901 Bogle Drive, Suite 300 Chantilly, Virginia 20151 Facsimile No.: (703) 488-6180 Attn: Executive Vice President—Strategic Growth

with a copy to: Thomas W. France Venable LLP 8010 Towers Crescent Drive, Suite 300 Vienna, VA 22182 Facsimile No.: (703) 821-8949

(ii)	if to the Seller to: Hide N' Seek, LLC d/b/a Captira Analytical 871 East Handel Street Meridan, ID 83646 Attn: Daniel Kern

with a copy to: Patricia M. Neuman Milam Howard Nicandri Dees & Gillam, P.A. 14 East Bay Street Jacksonville, FL 32202 Facsimile: (904) 357-3662

or, in each case, at such other address as may be specified in writing to the other

          All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the day after such delivery, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by overnight (with confirmation receipt) mail.

          9.5 Knowledge. When used herein, the phrase "to the knowledge of any Person or "known to" any Person, means (i) with respect to any Person who is an individual, the actual knowledge of such Person; (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person; and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, "due inquiry" with respect to any matter means inquiry of and consultations with (a) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors; (b) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter; and (c) the stockholders owning more than fifty percent (50%) of the equity interests, by vote or value, of such Person.

          9.6 Miscellaneous.

          9.6.1 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          9.6.2 Entire Agreement. Except as provided in Section 4.4, this Agreement (including the Exhibits and Schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated April 2, 2007.

          9.6.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          9.6.4 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the conflicts of law rules thereof. The parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Virginia and any United States Federal Court sitting in the Commonwealth of Virginia in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a court.

          9.6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          9.6.6 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

          9.6.7 No Third Party Beneficiaries. Except as provided in Section 7.1, nothing in this Agreement shall confer' any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

          9.6.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

{Signatures appear on the following page}

          IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first above written.

INTERSECTIONS INC.

By: /s/ Madalyn Behneman
Name: Madalyn Behneman
Title: Principal Financial Officer

CAPTIRA ANALYTICAL, LLC

By: /s/ Madalyn Behneman
Name: Madalyn Behneman
Title: Principal Financial Officer

HIDE N' SEEK, LLC

By: /s/ Daniel Kern
Name: Daniel Kern
Title: President

MAJORITY MEMBERS:
(Solely with respect to Section 7.1.2)

          /s/ Steven Sjoblad
Steven Sjoblad

          /s/ Daniel Kern
Daniel Kern

          /s/ Terry Cressy
Terry Cressy

          /s/ Douglas Schultz
Douglas Schultz